SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), entered into as of  May 26, 2011, by and between PETER GORDON (the “Executive”) and NEOGENIX ONCOLOGY, INC., a  Maryland corporation (the “Company”)

RECITALS:

A.           Executive has been employed by the Company as Chief Financial Officer;

B.           The parties wish to provide for separation of Executive’s employment with the Company on mutually satisfactory terms with such termination to be effective on June 1, 2011 (the “Termination Date”);

C.           Executive and the Company are parties to an Employment Agreement dated May 5, 2009 as amended pursuant to an Amendment dated as of February 19, 2010 (the “Employment Agreement”); and

D.         Executive and the Company wish to memorialize the terms for Executive’s separation of employment and set forth their understandings on certain related matters.

Now, therefore, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Separation Date.  Executive agrees that his employment with the Company terminated effective as of the Termination Date, and Executive and the Company agree that such termination shall be deemed to be without “Cause” (as defined under the Employment Agreement).

2.           Separation Payment to Executive.  Provided that Executive executes the release of claims described in Section 3 of this Agreement and attached hereto as Exhibit A (the “Release Agreement”) and the Release Agreement is not revoked and becomes irrevocable, the Company shall make the following payments and provide the following additional compensation to Executive.

(a)           On the 8th day after the Executive signs the Release Agreement, the Company shall pay to Executive, subject to Section 2(f) of this Agreement, $115,000, in a single lump sum, without interest.

(b)           Executive shall be entitled to retain use of the vehicle currently provided to him by the Company through May 31, 2012.  The Company shall pay the lease payments and insurance for the vehicle through May 31, 2012.  Executive shall pay all of the other operating costs for such vehicle during such period.  Executive shall return possession of the vehicle in good working condition to the Company by June 1, 2012 unless Executive assumes all of the lease obligations and operating costs for the vehicle and the Company is fully released from any further obligations with respect to the vehicle;

(c)  The Company shall continue to pay the current amount it contributes for the  premiums for health  insurance coverage for the Executive and his wife provided Executive makes an effective election for continued coverage under COBRA; until the earlier of  May 31, 2012 or until the Executive obtains alternative health insurance coverage.

3.  Consulting Services.  The Executive shall provide part time financial and fundraising consulting services to the Company on an as needed basis for the period from June 1, 2011 through May 31, 2012.  In addition, Executive agrees to reasonably cooperate with and assist the Company in the prosecution or defense of any claims arising out of or related to any matters with which Executive was involved or had knowledge of during his employment with the Company (including, without limitation, attendance at out-of-town proceedings for which the Company may require travel).  Such services shall be provided upon request by the Company and shall not exceed an average of  more than 15 hours per week.  The Company and the Executive shall work in good faith to schedule such services at such times and dates as are mutually agreeable to the parties and it is expected such services will be rendered offsite of the Company’s premises.  The Company shall pay $10,000 per month to Executive for such consulting services  on or before the 10th day of each month with the first such payment due on June 10, 2011 and the final payment on May 10, 2012.  The Executive shall be deemed an independent contractor for purposes of providing these consulting services and shall be responsible for payment of all taxes with respect to the consulting payments received by him pursuant to this Section 3.

4.  Termination of Stock Options.  The Executive hereby stipulates and agrees that all vested and unvested stock options issued to him by the Company as of the date of this Agreement that have not otherwise expired or terminated shall be deemed automatically forfeited, cancelled and terminated as of  the date hereof.

5.  Withholding.  All compensation and other compensatory benefits provided to Executive pursuant to this Agreement shall be subject to any withholdings required or authorized to be withheld by the Company by applicable federal, state and local law.

6.           No Additional Benefits.  Executive acknowledges and agrees that the payments and other benefits provided for in this Agreement represent the only compensation and benefits to which Executive is entitled and Executive is not entitled to any other compensation, remuneration, reimbursement, benefits or entitlements, whether pursuant to the Employment Agreement or any option agreement, other than any accrued benefits the Executive may have under the Company’s 401(k) plan.

7.           Release.  In consideration of the payments and mutual promises contained herein, Executive and the Company hereby execute the Release Agreement attached hereto as Exhibit A.

8.           Resignation as Employee and Officer and  from Board of Directors.  Executive hereby resigns, effective as of June 1, 2011, from all employment, director and officer positions he holds with the Company.

9.           Restrictive Covenants.  Notwithstanding the provisions of this Agreement, Executive hereby reaffirms and agrees that all of the terms, restrictions and covenants of Executive set forth in Sections 5, 6, 7 and 8 of the Employment Agreement shall remain in full force and effect in accordance with their terms, without waiver, amendment, or release.

10.           Return of Company Property.  Executive acknowledges that all files, records, documents, computer disks, drawings, specifications, equipment, keys, credit cards and other property of the Company, including copies thereof, have been returned to the Company.  Notwithstanding the foregoing, Executive shall be entitled to retain the laptop computer previously provided by the Company and the vehicle as described in Section 2(b).

11.           Non-Disparagement.  The Executive agrees that he shall not take any actions or make any verbal or written statements to the public, or to the Company’s employees and customers, that disparage the Company, and its officers and directors.

12.           Miscellaneous Provisions.

(a)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)           Non-Reliance.  Executive acknowledges and agrees that in signing this Agreement, he does not rely and has not relied on any representation or statement by the Company or by its directors, officers, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

(c)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  Effective as of the date hereof, this Agreement amends and modifies the Employment Agreement.

(d)           No Admission of Wrongdoing.   This Agreement is not an admission by the Company or Executive of any liability or wrongdoing.

(e)           Choice of Law.  This Agreement shall be deemed a contract made under, and for all purposes the validity, interpretation, construction and performance of this Agreement shall be governed by, the laws of the Maryland, without reference to principles of conflicts of laws, except to the extent superseded by applicable federal law.

(f)           No Assignment.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (f) shall be void.

(g)           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Executive and his beneficiaries, heirs, executors, successors and assigns; and the Company, its affiliates, subsidiaries, successors and assigns.

(h)           Confidentiality of Agreement.  Executive agrees to keep strictly confidential the existence and terms of this Agreement and to not disclose them to any person or entity, other than to Executive’s immediate family, attorney, financial advisor, or except through confidential due diligence investigations or as required by law or except with respect to matters that have been publicly disclosed by the Company in filings with the Securities and Exchange Commission or otherwise publicly disclosed by the Company.

(i)           Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted accordingly.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

NEOGENIX ONCOLOGY, INC.

By	/s/ Philip Arlen	Date:	5/27/11
Title:	President and CEO

PETER GORDON
		Date:	5/26/2011
/s/ Peter Gordon

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (the “Release Agreement”) is made this 1st day of June, 2011, by and between  PETER GORDON (the “Executive”) and NEOGENIX ONCOLOGY, INC.,  a Maryland corporation (together, the “Company”)

Recitals:

Executive and the Company are parties to a Separation Agreement dated May__, 2011 (the “Separation Agreement”) pursuant to which Executive is entitled to certain payments and benefits and in consideration for granting a release of claims to the Company and the parties wish to state the terms of such release in this Release Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1.           Executive Release of Claims.  In consideration for Executive’s right to receive the payments and benefits in the amount, manner and time of payment described in Section 2 of the Separation Agreement, Executive hereby agrees to the following release of claims (the “Executive Release”):

(a)           Release by Executive.  Executive, for himself and his heirs, executors and administrators, voluntarily, knowingly and willingly agrees to release the Company, together with its direct and indirect parents, subsidiaries, affiliates, predecessors and successors and assigns, past and present directors, managers, officers, executives, agents, clients, accountants, attorneys, and servants (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages, expenses (including attorneys’ fees and costs) and liabilities of any nature whatsoever (“Executive Claims”), known or unknown, which Executive, or his heirs, executors or administrators ever had, now have, or may hereafter claim to have against any of the Company Releasees arising out of or relating to: (i) any matter, cause or thing whatsoever arising from the beginning of time to the date of this Executive Release, (ii) Executive’s employment relationship with the Company or any of the Company Releasees or the separations thereof including, but not limited to, any such rights or claims arising under any statute or regulation including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Delaware Equal Accommodations Law, the Virginia Human Rights Act, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or (iii) any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive on the one hand and the Company or any of the Company Releasees on the other hand, provided, however, that notwithstanding the foregoing, nothing contained in this Executive Release shall in any way terminate, modify or release (1) Executive’s right to enforce the terms of this Release Agreement and the Separation Agreement, and (2) the rights, if any, that the Executive may have, from and after the date the Executive Release is executed, under the any  applicable Directors and Officers insurance policy that the Company may currently have in force, provided that the foregoing shall not preclude the amendment or termination of such policies from time to time in accordance with their respective terms (collectively, the “Executive Excluded Claims”).  Executive acknowledges that the amounts referred to in Section 2 of the Separation Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, agreement (oral or written), plan, policy or practice, past or present, of the Company or any of the Company Releasees.

(b)           Representations of Executive.  Executive hereby makes the following representations and acknowledgements:

(i)           Executive understands and agrees that, except for the Executive Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive's behalf arising out of the Executive Claims that are released under the Executive Release, including, without limitation, Executive Claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

(ii)           Executive represents that he has no claims, complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

(iii)           Executive acknowledges and agrees that he has had a sufficient period of time of up to 21 days within which to review the Separation Agreement and this Executive Release, including, without limitation, with Executive's attorney, and that Executive has done so to the extent desired.

(iv)           Executive understands and agrees that the severance and benefits set forth in Section 2 of the Separation Agreement are the only consideration for the Executive's signing the Executive Release and no promise or inducement has been offered or made to induce the Executive to sign the Executive Release, except as expressly set forth therein.

           (v)                      Executive understands and agrees that the Executive Release shall not become effective until the 8th day after the Executive signs this Executive Release and the Executive may at any time before the effective date revoke the Executive Release by hand delivering or sending via overnight mail a written notice of revocation to the Company: Neogenix Oncology Inc., 9700 Great Seneca Highway Suite 317 Rockville, MD  20850, Attention: Dr. Phil Arlen, President and Chief Executive Officer.  If Executive elects to revoke the Executive Release as provided above, this Release Agreement and the Separation Agreement shall automatically terminate without liability or obligation to either party.

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2.           Choice of Law.  This Agreement shall be deemed a contract made under, and for all purposes the validity, interpretation, construction and performance of this Agreement shall be governed by, the laws of the state of Maryland, without reference to principles of conflicts of laws, except to the extent superseded by applicable federal law.

3.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Company Releases and their successors and assigns.

IN WITNESS WHEREOF, each of the parties has executed this Release Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

NEOGENIX ONCOLOGY, INC.

By	/s/ Philip Arlen	Date:	5/27/11
Title:	President and CEO

PETER GORDON
		Date:	5/26/2011
/s/ Peter Gordon

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